Exhibit 1.2

AMENDMENT NO. 1 TO AGENCY AGREEMENT

This AMENDMENT NO. 1 TO AGENCY AGREEMENT (the “Amendment”), dated effective as of July 16, 2026, is by and among Columbia Financial, Inc., a newly formed Maryland corporation (the “Company”), Columbia Financial, Inc., a Delaware corporation (the “Holding Company”), Columbia Bank MHC, a mutual holding company organized under the laws of the United States (the “MHC”), Columbia Bank, a federally chartered savings bank (the “Bank” and, together with the Company, the Holding Company and the MHC, the “Columbia Parties”) and Keefe, Bruyette & Woods, Inc. (“KBW” and the “Agent”). Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Agency Agreement (as defined below).

WHEREAS, on May 11, 2026, the Columbia Parties and the Agent entered into that certain Agency Agreement (the “Agency Agreement”) in connection with the Conversion and Offering;

WHEREAS, the Columbia Parties and the Agent now desire to amend the Agency Agreement to adjust the discount received by the Agent in connection with a Firm Commitment Offering; and

WHEREAS, Section 21 of the Agency Agreement provides that the Agency Agreement may be amended or modified by written agreement signed by all parties thereto.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agency Agreement as follows:

1. Amendment to Fee Language. Section 4(a)(3) of the Agency Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(3) If any of the Shares remain available after the completion of the Subscription Offering and any Community Offering, at the request of the Company, KBW will seek to form a syndicate of registered broker-dealers to undertake a firm commitment underwritten offering in the Firm Commitment Offering, subject to the terms and conditions set forth in this Agreement. KBW will serve as the lead left bookrunner with at least 60% of the economics in the Firm Commitment Offering. In the event of a Firm Commitment Offering with transaction proceeds of less than $300 million, the Agent will receive an underwriting discount not to exceed 5% of the aggregate purchase price of the Shares of Common Stock sold in the Firm Commitment Offering. In the event of a Firm Commitment Offering with transaction proceeds between $300 million and $500 million, the Agent will receive an underwriting discount not to exceed 4% of the aggregate purchase price of the shares of Common Stock sold in the Firm Commitment Offering. In the event of a Firm Commitment Offering with transaction proceeds between $500 million and $700 million, the Agent will receive an underwriting discount not to exceed the greater of (x) 3.5% of the aggregate purchase price of the shares of Common Stock sold in the Firm Commitment Offering, or (y) a percentage discount resulting in an aggregate discount, expressed as a dollar amount, of $20,000,000. In the event of a Firm Commitment Offering with transaction proceeds greater than $700 million, the Agent will receive an underwriting discount not to exceed 3.15% of the aggregate purchase price of the shares of Common Stock sold in the Firm Commitment Offering.”

2. Binding Effect. This Amendment shall inure to the benefit of, and be binding upon, each of the parties and each of their respective assigns, heirs or other successors in interest. Except as expressly amended hereby, all of the terms and provisions of the Agency Agreement are and shall remain in full force and effect. This Amendment together with the Agency Agreement and all attachments thereto constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all previous written or oral understandings between the parties.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, each of the parties has executed this Amendment as an instrument under seal as of the date first written above.

Columbia Bank MHC (a federal mutual holding company)		Columbia Financial, Inc. (a Delaware corporation)

By:	/s/ Thomas J. Kemly	By:	/s/ Thomas J. Kemly
Name:	Thomas J. Kemly	Name:	Thomas J. Kemly
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

Columbia Financial, Inc. (a Maryland corporation)		Columbia Bank (a federally chartered savings bank)

By:	/s/ Thomas J. Kemly	By:	/s/ Thomas J. Kemly
Name:	Thomas J. Kemly	Name:	Thomas J. Kemly
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

Keefe, Bruyette & Woods, Inc.

By:	/s/ Robin Suskind
Name:	Robin Suskind
Title:	Managing Director

[Signature Page to Amendment No. 1 to Agency Agreement]